================================================================================

                           SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ] Preliminary              [ ] Confidential, for Use of the Commission Only
                                 (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              CENDANT CORPORATION
               (Name of Registrant as Specified In Its Charter)



                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1)  Title of each class of securities to which transaction applies:

   2)  Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4)  Proposed maximum aggregate value of transaction:

   5)  Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:

   2)  Form, Schedule or Registration Statement No.:

   3)  Filing Party:

   4)  Date Filed:

================================================================================

                                 [CENDANT LOGO]




                                                    March 28, 2000


Dear Fellow Stockholder:


     You are cordially invited to attend the Annual Meeting of Stockholders of Cendant Corporation (the "Company"), which will be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, on May 25, 2000 at 10:00 a.m., New York Time. We look forward to greeting as many of our stockholders as possible.


     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company which you should be aware of when you vote your shares.


     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Stockholders of record can vote their shares by using the telephone or by marking your votes on the enclosed proxy card, signing, dating and mailing the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.


     Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.


     On behalf of the Board of Directors and the employees of Cendant Corporation, I would like to express my appreciation for your continued interest in the affairs of the Company.


Sincerely,

/s/ Henry R. Silverman
-------------------------------------
Henry R. Silverman
Chairman of the Board,
President and Chief Executive Officer

                              CENDANT CORPORATION
                              9 WEST 57TH STREET
                           NEW YORK, NEW YORK 10019


                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 MAY 25, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cendant Corporation (the "Company") will be held on Thursday, May 25, 2000 at 10:00 a.m., New York Time, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 (the "Meeting") to consider and vote upon the following matters:

   1. To elect four directors for a three-year term expiring in 2003 and until their successors are duly elected and qualified;

   2. Ratification of the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for fiscal year 2000;

   3.  To approve the 2000 Move.com Employee Stock Purchase Plan; and

   4. Approval of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 27, 2000 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholders, for any purpose germane to the Meeting, for 10 days prior to the Meeting during ordinary business hours at the site of the Meeting.

     Attendance at the Meeting will be limited to stockholders as of the record date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, Cendant Corporation, 9 West 57th Street, New York, New York 10019, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Meeting. Admission to the Meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. This will ensure the presence of a quorum at the Meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. A reply envelope, for which no postage is required if mailed within the United States, is enclosed for your convenience. Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by calling a specially designated telephone number set forth on the enclosed proxy card. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person, as your proxy is revocable at your option.


                                        By Order of the Board of Directors

                                        /s/ Jeanne M. Murphy
                                        ----------------------
                                        JEANNE M. MURPHY
                                        Secretary


Dated: March 28, 2000

                              CENDANT CORPORATION
                              9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019

                               ----------------

                                PROXY STATEMENT

                               ----------------

                       ANNUAL MEETING OF STOCKHOLDERS TO
                       BE HELD ON THURSDAY, MAY 25, 2000

                               ----------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cendant Corporation, a Delaware corporation (the "Company"), to be voted at the 2000 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 28, 2000.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented by proxies received by the Company (whether through the return of the enclosed proxy card or by telephone), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you use telephone voting without indicating how you want to vote, your shares will be voted "FOR" the election of all four nominees for the Board of Directors, "FOR" the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company's financial statements for the year ending December 31, 2000 and "FOR" the approval of the 2000 Move.com Employee Stock Purchase Plan.

     Except as provided below, any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     For participants in the Cendant Corporation Employee Savings Plan (the "Employee Savings Plan") and the Cendant Membership Services, Inc. Savings Incentive Plan (the "Savings Incentive Plan" and together with the Employee Savings Plan, the "Savings Plans") with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to twelve o'clock noon, New York Time, on May 18, 2000, the trustee of the Employee Savings Plan will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions, and the trustee under the Savings Incentive Plan will abstain from voting such shares. Instructions given with respect to shares in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after twelve o'clock noon, New York Time, on May 18, 2000. Participants in the Savings Plans are not entitled to vote in person at the Meeting.

     If a participant in a Savings Plan has shares of Common Stock credited to his or her account in one of the Savings Plans and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Savings Plans and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in such Savings Plans' Cendant Stock Fund.

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has retained Chase Mellon Shareholder Services to aid in the solicitation of proxies. It is estimated that the fee for Chase Mellon Shareholder Services will be approximately $15,000.00 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.


     A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to stockholders upon written request to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations.

                               TABLE OF CONTENTS




                                                                                            PAGE
                                                                                          --------
VOTING SECURITIES AND PRINCIPAL HOLDERS .................................................     1
 Outstanding Shares and Voting Rights ...................................................     1
 Security Ownership of Certain Beneficial Owners and Management .........................     2
ELECTION OF DIRECTORS [Proposal 1] ......................................................     3
General .................................................................................     3
 Information Regarding the Nominees for the Term Expiring in 2003 .......................     4
 Information Regarding Directors Whose Terms Expire in 2001 .............................     5
 Information Regarding Directors Whose Terms Expire in 2002 .............................     6
 Committees and Meetings of the Board of Directors ......................................     7
EXECUTIVE OFFICERS ......................................................................     9
EXECUTIVE COMPENSATION AND OTHER INFORMATION ............................................    11
 Summary Compensation Table for the Named Executive Officers ............................    11
 Option Grants Table for the Named Executive Officers ...................................    13
 Aggregated Option Exercises and Year-End Option Value Table for the Named Executive
   Officers .............................................................................    13
 Ten Year Option/SAR Repricings .........................................................    14
 Employment Contracts and Termination, Severance and Change of Control Arrangements .....    15
 Compensation Committee Report on Executive Compensation ................................    18
 Compensation Committee Interlocks and Insider Participation ............................    20
 Performance Graph ......................................................................    21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................................    22
 Relationship with Avis Rent A Car, Inc. ................................................    22
 Relationship with NRT ..................................................................    22
 Relationship with NetMarket Group, Inc. ................................................    24
 Other Relationships ....................................................................    25
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT .......................................    26
RATIFICATION OF APPOINTMENT OF AUDITORS [Proposal 2] ....................................    26
APPROVAL OF THE MOVE.COM 2000 EMPLOYEE STOCK PURCHASE PLAN
 [Proposal 3] ...........................................................................    27
STOCKHOLDER PROPOSALS ...................................................................    30
ANNEX A -- MOVE.COM 2000 EMPLOYEE STOCK PURCHASE PLAN ...................................    A-1

                    VOTING SECURITIES AND PRINCIPAL HOLDERS


OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the Common Stock at the close of business on March 27, 2000 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding 724,145,899 shares of Common Stock, held of record by 9,417 stockholders.

     The presence, in person or by proxy, of the holders of not less than one-third of the Common Stock entitled to vote at the Meeting will constitute a quorum. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

     Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

     Approval of the proposal relating to the ratification of the appointment of auditors of the Company's financial statements requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

     Approval of the Move.com 2000 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of Common Stock present and represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

     In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

    o indicate your instructions on the proxy;

    o date and sign the proxy;

    o mail the proxy promptly in the enclosed envelope; and

    o allow sufficient time for the proxy to be received before the date of the Meeting.

     Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by calling a specially designated telephone number. The phone voting procedure is designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone voting procedure are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The information set forth on the following table is furnished as of March 15, 2000 (unless otherwise specified) with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors, certain of its executive officers, and all of its executive officers and directors as a group.


                                                                                       OF THE TOTAL
                                                                                     NUMBER OF SHARES
                                                                                       BENEFICIALLY
                                                   TOTAL AMOUNT                       OWNED, SHARES
                                                     OF SHARES       PERCENT OF        WHICH MAY BE
                                                   BENEFICIALLY     COMMON STOCK     ACQUIRED WITHIN
NAME                                                 OWNED (1)        OWNED (2)        60 DAYS (3)
-----------------------------------------------   --------------   --------------   -----------------
PRINCIPAL STOCKHOLDERS:
Capital Research and
 Management Company(4)                              96,935,640     13.41%                  N/A
 333 South Hope Street
 Los Angeles, CA 90071

Massachusetts Financial
 Services Company(5)                                42,659,544     5.90%                   N/A
 500 Boylston Street
 Boston, MA 02116-3741

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS(6):
 Henry R. Silverman                                 25,810,797     3.34%                24,310,722
 Stephen P. Holmes(7)                                2,859,981        *                  2,699,493
 Robert D. Kunisch(8)                                1,804,733        *                  1,723,430
 Michael P. Monaco                                   2,864,590        *                  2,847,994
 James E. Buckman                                    2,476,789        *                  2,457,689
 Myra J. Biblowit                                            0        *                          0
 Leonard S. Coleman(9)                                 182,692        *                    182,155
 Martin L. Edelman(9)                                  122,692        *                    122,155
 Dr. Carole G. Hankin                                   62,737        *                     62,000
 Dr. John C. Malone                                  1,000,000        *                          0
 The Rt. Hon. Brian Mulroney, P.C. LLD(9)              182,692        *                    182,155
 Robert E. Nederlander(9)                              182,692        *                    182,155
 Robert W. Pittman(9)                                  663,312        *                    662,775
 Sheli Z. Rosenberg                                      1,000        *                          0
 Leonard Schutzman(9)                                  187,492        *                    169,327
 Robert F. Smith(9)(10)                                301,856        *                    182,155
 John D. Snodgrass(9)(11)                            5,915,370        *                  4,608,551
 John W. Chidsey                                       908,188        *                    903,438
 David M. Johnson                                      859,665        *                    766,665
 Samuel L. Katz(12)                                    860,064        *                    845,997
 Richard A. Smith                                    1,950,346        *                  1,939,196
 Jon F. Danski                                         129,000        *                    100,000
Executive Officers and Directors as a Group
 (22 persons):                                      49,326,688     6.39%                44,948,052

----------
  *  Amount represents less than 1% of the outstanding Common Stock.

 (1) Shares beneficially owned includes direct and indirect ownership of shares and stock options that are currently exercisable or exercisable within 60 days.

 (2) Based on 722,618,958 shares of Common Stock outstanding on March 15, 2000.


 (3) Includes stock options that are currently exercisable plus stock options that are exercisable within 60 days ("Vested Options").

 (4) Based upon the information contained in a Form 13F dated February 10, 2000 by Capital Research and Management Company, a registered investment advisor, Capital Research and Management Company beneficially owned 96,935,640 shares of Common Stock with sole power to vote none of such shares and shared power to dispose all of such shares.

 (5) Based upon the information contained in a Form 13F dated February 10, 2000 by Massachusetts Financial Services Company ("MFS"), a registered investment adviser on behalf of itself and the other mutual funds and institutional clients of MFS, such persons beneficially owned 42,659,544 shares of Common Stock with sole power to vote 42,654,644 of such shares and sole power to dispose all of such shares.

 (6) Such Director's and/or Executive Officer's Vested Options are deemed outstanding for purposes of computing the percentages of the class for such Director and/or Executive Officer.

 (7) Includes 2,883 shares of Common Stock held by Mr. Holmes' children.

 (8) Includes 80,766 shares held by Alibob Partners, L.P.


 (9) Includes 537 shares held in the 1999 Non-Employee Directors Deferred Compensation Plan.

(10) Includes 4,806 shares of Common Stock owned by a Keogh plan of which Mr. Smith is the sole beneficiary and 95,134 shares of common stock held in a 401(k) plan account. Amount includes 19,224 shares of Common Stock held in the name of the Smith Family Foundation of which Mr. Smith is President, as to which Mr. Smith disclaims beneficial ownership.

(11) Amount includes 33,600 shares held by The Snodgrass Foundation of which Mr. Snodgrass and his spouse are trustees but in which they have no pecuniary interest and 40,681 shares held in a trust for the benefit of Mr. Snodgrass's minor children. Mr. Snodgrass disclaims beneficial ownership of all such shares. Also includes 232,000 shares held by Great American Ventures LLC, of which Mr. Snodgrass is managing general partner.

(12) Includes 180 shares of Common Stock held by Mr. Katz's spouse, 1,000 shares of Common Stock held by Mr. Katz's children and 9,787 shares held by Mr. Katz in the Company's non-qualified deferred compensation plan.


                             ELECTION OF DIRECTORS

                               [PROPOSAL NO. 1]

GENERAL

     The Board of Directors presently consists of fifteen members. Dr. Carole
G. Hankin and Mr. Monaco will retire from the Board of Directors immediately following the Meeting. Effective as of March 31, 2000, Messrs. Kunisch and Snodgrass will retire from the Board of Directors. Sheli Z. Rosenberg and Myra
J. Biblowit have been appointed by the Board to fill the vacancies left by Messrs. Kunisch and Snodgrass for terms expiring at the 2001 Annual Meeting of Stockholders. Mrs. Biblowit and Ms. Rosenberg have consented to being named in this Proxy Statement and to serve as Directors from and after the Meeting. Effective as of the date of the Meeting, the Board of Directors will be reduced to thirteen members.

     The Board of Directors proposed and recommended a vote "For" a proposal to declassify the Board of Directors and provide for the annual election of all members of the Board of Directors at the Special Meeting of Stockholders held on March 21, 2000. However, an insufficient number of stockholders voted in favor of such proposal and therefore the classification of the Board will continue.

     As a result, the Board is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which in the term for such class expires and will serve for three years. The Board of Directors has nominated four candidates to be elected at the Meeting to serve as directors for a three-year term ending at the 2003 annual meeting of stockholders and when their successors are duly elected and qualified. All nominees are currently directors of the Company. The terms of the remaining directors expire at the Company's annual meeting of stockholders to be held in 2001 and 2002.

     Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card or by telephone) will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company's Amended and Restated Certificate of Incorporation and By-Laws.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS DIRECTORS. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES LISTED BELOW.

     Certain information regarding each nominee as of March 15, 2000, is set forth below, including such individual's age and principal occupation, a brief account of such individual's business experience during at least the last five years and other directorships currently held.


INFORMATION REGARDING THE NOMINEES FOR THE TERM EXPIRING IN 2003

        Henry R. Silverman       James E. Buckman
        Stephen P. Holmes        Martin Edelman


     MR. SILVERMAN, age 59, has been President and Chief Executive Officer and Director of the Company since December 1997 and Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors since July 28, 1998. Mr. Silverman is also an officer and/or director of a number of subsidiaries of the Company. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS from May 1990 until December 1997. From November 1994 until February 1996, Mr. Silverman also served as Chairman of the Board and Chief Executive Officer of Chartwell Leisure Inc. ("Chartwell").

     MR. BUCKMAN, age 55, has been a Vice Chairman since November 1998 and General Counsel and a Director of the Company since December 1997. Mr. Buckman was a Senior Executive Vice President of the Company from December 1997 until November 1998. Mr. Buckman was the Senior Executive Vice President and General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS since June 1994 and was Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman also serves as a director and officer of several subsidiaries of the Company. From November 1994 to February 1996, Mr. Buckman served as the Executive Vice President, General Counsel and Secretary of Chartwell and until August 1996 he served as a director of Chartwell. Mr. Buckman also serves as a Director of PHH Corporation, a wholly owned subsidiary of the Company, which files reports pursuant to the Exchange Act.

     MR. HOLMES, age 43, has been a Vice Chairman and Director of the Company and Chairman and Chief Executive Officer of the Travel Division of the Company since December 1997. Mr. Holmes was Vice Chairman of HFS from September 1996 until December 1997 and was a Director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director and officer of several subsidiaries of the Company. Mr. Holmes is a director of the following corporations that file reports pursuant to the Exchange Act: Avis Rent A Car, Inc. and PHH Corporation, a wholly owned subsidiary of the Company. Mr. Holmes is also a Director of Avis Europe PLC. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Avis Rent A Car, Inc."

     MR. EDELMAN, age 58, has been a Director of the Company since December 1997. Mr. Edelman was a Director of HFS from November 1993 until December 1997. He has been a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and since January 1, 1994 has been Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates. Mr. Edelman also serves as a director of the following corporations which file reports pursuant to the Exchange Act: Avis Rent A Car, Inc., Capital Trust and Arcadia Trust. Mr. Edelman was Chairman of the Board of Directors of Avis Rent A Car, Inc. from December 1998 until November 1999. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Avis Rent A Car, Inc." and "--Other Relationships."


INFORMATION REGARDING DIRECTORS WHOSE TERMS EXPIRE IN 2001

  Myra J. Biblowit*           Dr. Carole G. Hankin*
  Robert D. Kunisch*          The Rt. Hon. Brian Mulroney, P.C., LL.D.
  Robert W. Pittman           Sheli Z. Rosenberg*
  John D. Snodgrass*


     * Dr. Hankin is retiring from the Board of Directors effective May 25, 2000. Messrs. Kunisch and Snodgrass are retiring from the Board of Directors effective March 31, 2000. Mrs. Biblowit and Ms. Rosenberg have been appointed by the Board of Directors to fill the vacancies left by Messrs. Kunisch and Snodgrass effective as of May 25, 2000.

     MS. BIBLOWIT, age 51, has been Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System since July 1997. From June, 1991 to June, 1997, Mrs. Biblowit was Senior Vice President, and Executive Director of the Capital Campaign for the American Museum of National History and prior to that, served as Executive Vice President of the Central Park Conservancy from 1986 to 1991. Mrs. Biblowit is currently a member of the Board of Directors of the Women's Executive Circle, UJA Federation, a Trustee of the Historic House Trust of New York City and a Trustee of the Columbia Land Conservancy. Mrs. Biblowit is a former Director of Art Spaces and a founding Director of the City Parks Foundation. Mrs. Biblowit is also a member of the Women's Forum.

     MR. MULRONEY, age 61, has been a Director of the Company since December 1997. Mr. Mulroney was a Director of HFS from April 1997 until December 1997. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. He is a director of the following corporations which file reports pursuant to the Exchange Act:
Archer Daniels Midland Company Inc., Barrick Gold Corporation, TrizecHahn Corporation Ltd., Quebecor, Inc. and Quebecor Printing Inc.

     MR. PITTMAN, age 46, has been a Director of the Company since December 1997. Mr. Pittman was a Director of HFS from July 1994 until December 1997. Since February 1998, Mr. Pittman has been President and Chief Operating Officer of America Online, Inc., a provider of internet online services. From October 1996 to February 1998, Mr. Pittman was President and Chief Executive Officer of AOL Networks, a unit of America Online, Inc. From September 1995 through October 1996, Mr. Pittman served as the Chief Executive Officer and Managing Partner of the Company's subsidiary, Century 21 Real Estate Corporation. From 1990 until September 1995, Mr. Pittman served as President and Chief Executive Officer of Time Warner Enterprises, a business development unit of Time Warner Inc. and, from 1991 to September 1995, additionally, as Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the parent of Six Flags Theme Parks Inc. Mr. Pittman serves as a director of America Online, Inc., which files reports pursuant to the Exchange Act. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships."

     MS. ROSENBERG, age 58, has been Vice Chairwoman of Equity Group Investments, Inc., a privately held investment company which controls over 500 properties throughout the United States, since January 1, 2000. From October, 1994 to December, 1999, Ms. Rosenberg was President and Chief Executive Officer of Equity Group Investments, Inc. Ms. Rosenberg serves as a Director of the following companies which file reports pursuant to the Exchange Act: Anixter International Inc., CVS Corporation, Capital Trust, Dynergy Inc., Manufactured Home Communities, Inc., Equity Residential Properties Trust and Equity Office Property Trust. Ms. Rosenberg also currently sits on the Boards of Illinois Institute of Technology, The Chicago Network, National Partnership of Women & Families, Women's Issue Network Foundation and Rush-Presbyterian-St. Luke's Medical Center.


INFORMATION REGARDING DIRECTORS WHOSE TERMS EXPIRE IN 2002

      Leonard S. Coleman          Dr. John C. Malone
      Robert E. Nederlander       Leonard Schutzman
      Robert F. Smith

     MR. COLEMAN, age 51, has been a Director of the Company since December 1997. Mr. Coleman was a Director of HFS from April 1997 until December 1997. Mr. Coleman is presently Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994-1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director of the following corporations which file reports pursuant to the Exchange Act: Avis Rent A Car, Inc., Owens Corning, The Omnicom Group, New Jersey Resources, H.J. Heinz Company and Radio Unica. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Avis Rent A Car Inc."

     DR. MALONE, age 58, has been Chairman of Liberty Media Group since 1999. Prior to serving as Chairman of Liberty Media Group, Dr. Malone was the Chairman (1996-1999), Chief Executive Officer (1994-1999), and President (1994-1997) of Tele-Communications, Inc., Chief Executive Officer (1992-1994) and President (1973-1994) of TCI Communications Inc. Dr. Malone is a Director of Liberty Media Group, The Bank of New York, the CATO Institute, Discovery Communications, Inc., BET Holdings II, Inc, At Home Corporation and USANi, LLC. Dr. Malone also is a Director of AT&T Corporation and a Member of AT&T's Governance and Nominating Committee and the Capital Stock Committee since March 1999.

     MR. NEDERLANDER, age 66, has been a Director of the Company since December 1997. Mr. Nederlander was a Director of HFS from July 1995 to December 1997. Mr. Nederlander has been President and Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. From February until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of Nederlander Television and Film Productions, Inc.; Chairman of the Board and Chief Executive Officer since January 1988 of Mego Financial Corp. ("Mego") and Vice Chairman of the Board since February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of Mego. Mr. Nederlander was a director of Mego Mortgage Corp. from September 1996 until June 1998. Mr. Nederlander also served as Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993 and as Vice Chairman of Allis-Chalmers Corp. from 1993 through October 1996. He is currently a Director of Allis-Chalmers Corp. In October 1996, Mr. Nederlander became a director of New Communications, Inc., a publisher of community oriented free circulation newspapers. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships."

     MR. SCHUTZMAN, age 53, has been a Director of the Company since December 1997. Mr. Schutzman was a Director of HFS from August 1993 until December 1997. Mr. Schutzman is a professor at the William E. Simon Graduate School of Business at the University of Rochester in Rochester, New York. Mr. Schutzman was Senior Vice President of PepsiCo Inc. from February 1987 to April 1995. Currently, Mr. Schutzman is Chairman of the Board of Directors of SkyAuction.com.

     MR. SMITH, age 67, has been a Director of the Company since December 1997. Mr. Smith was a Director of HFS from February 1993 until December 1997. From November 1994 until August 1996, Mr.

Smith also served as a Director of Chartwell. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. ("AEBL"). He joined AEBL's parent company, the American Express Company, in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming Chief Executive Officer. Mr. Smith is currently an equity owner and Senior Managing Director of Car Component Technologies, Inc., an automobile parts remanufacturer, located in Bedford, New Hampshire.

     Messrs. Holmes and Pittman were directors and Mr. Snodgrass was Chairman of the Board of Directors of AMRE, Inc. ("AMRE") within two years prior to January 20, 1997, the date on which AMRE filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although the Company had a minor investment in AMRE, AMRE is not an affiliate of or otherwise related to the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

BOARD OF DIRECTORS

     The Board of Directors held eight meetings during 1999. In 1999, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served that were held after their appointment.

EXECUTIVE COMMITTEE

     The Executive Committee is composed of Messrs. Silverman (Chairman), Buckman, Holmes and Edelman (the "Executive Committee"). Mr. Monaco was a member of the Executive Committee until his resignation in March 2000. The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the By-Laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors. The Chairman of the Board will serve as Chairman of the Executive Committee. The Executive Committee held one meeting in 1999.

NOMINATING COMMITTEE

     Pursuant to the By-Laws, prior to 2000, the Executive Committee acted as the nominating committee of the Board of Directors, nominating persons for election as directors. On January 1, 2000, a new nominating committee composed of Messrs. Mulroney (Chairman), Coleman and Smith was elected. The Nominating Committee did not exist in 1999.

AUDIT COMMITTEE

     The Audit Committee is composed of Messrs. Coleman, Mulroney, Schutzman and Smith. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Audit Committee held six meetings in 1999.

COMPENSATION COMMITTEE

     The Compensation Committee (the "Compensation Committee") is composed of Messrs. Smith (Chairman), Schutzman and Coleman. The Compensation Committee has the following powers and authority: (i) determining and fixing the compensation for all senior officers of the Company and those of its subsidiaries that the Compensation Committee shall from time to time consider appropriate, as well as all employees of the Company and its subsidiaries compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board; (ii) performing the duties of the committees of the Board provided for in any present or future stock option, incentive compensation or employee benefit plan of the Company or, if the Compensation Committee shall so determine, any such plan of any subsidiary; and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Company or subsidiary that the Compensation Committee shall from time to time consider appropriate. Each resolution of the Compensation Committee requires the majority of the members of such committee. The Compensation Committee held five meetings in 1999.

DIRECTOR COMPENSATION


     Effective July 21, 1999, Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act) of Cendant receive an annual retainer of $40,000, plus $5,000 for chairing a committee and $3,000 for serving as a member of a committee other than as Chairman. Effective January 1, 1999, 50% of the annual stipend was paid to each Director in common stock of Cendant. Effective January 1, 2000, 100% of the annual stipend is to be paid to each Director in common stock of Cendant on a quarterly basis. The calculations of stock paid to non-employee directors is made based on the average of the closing price of Cendant common stock on the New York Stock Exchange on the last five trading days of the calendar quarter to which such stock payment relates. Cendant has implemented a program providing its Non-Employee Directors the opportunity to defer the receipt of their annual stipend until their separation of service from the Board. Non-Employee Directors also are paid $1,000 for each Board of Directors meeting attended and $500 ($1,000 for committee chair) for each board committee meeting if held on the same day as a Board of Directors meeting and $1,000 ($2,000 for committee chair) for each board committee meeting attended on a day on which there is no board meeting. Non-Employee Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

     Cendant provides $100,000 of term life insurance coverage for each Non-Employee Director to the beneficiary designated by such Non-Employee Director. In addition, Cendant has purchased joint life insurance contracts in the amount of $1 million for each Director. Upon the death of such Director, while still in office, Cendant will donate an aggregate of $1 million to one or more charitable organizations designated by such Director from the proceeds of such insurance policy. With the exception of such joint life insurance contracts, members of the Board of Directors who are officers or employees of Cendant or any of its subsidiaries do not receive compensation or reimbursement of expenses for serving in such capacity.

     Non-Employee Directors have also received grants of stock options under one or more of the following plans: 1990 Directors Stock Option Plan, 1992 Directors Stock Option Plan, 1994 Director Stock Option Plan, the 1997 Stock Incentive Plan, the 1997 Stock Option Plan and the HFS Incorporated 1993 Stock Option Plan. Non-Employee Directors did not receive any grants of stock options in 1999.

     Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

                              EXECUTIVE OFFICERS

     The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified:




NAME                                          OFFICE OR POSITIONS HELD
--------------------   ---------------------------------------------------------------------
Henry R. Silverman     Chairman of the Board, President and Chief Executive Officer

James E. Buckman       Vice Chairman, General Counsel and Assistant Secretary

Stephen P. Holmes      Vice Chairman, Chairman and Chief Executive Officer, Travel Division

David M. Johnson       Senior Executive Vice President and Chief Financial Officer

Richard A. Smith       Chairman and Chief Executive Officer, Real Estate Division

John W. Chidsey        Chairman and Chief Executive Officer, Direct Marketing Division

Samuel L. Katz         Chief Executive Officer, Cendant Internet Group

Jon F. Danski          Executive Vice President, Chief Accounting Officer

     Other than as set forth below, for biographical information concerning the Executive Officers of the Company, see "Election of Directors."




NAME                                        OFFICE OR POSITIONS HELD
------------------   ---------------------------------------------------------------------
Richard A. Smith     Mr. Smith, age 46, has been Chairman and Chief Executive Officer of the Real Estate Division of the Company since December 1997.
                     Mr. Smith was President of the Real Estate Division of HFS from
                     October 1996 to December 1997 and Executive Vice President of
                     Operations for HFS Incorporated from February 1992 to October
                     1996. See "CERTAIN RELATIONSHIPS AND RELATED
                     TRANSACTIONS--Relationship with NRT."

David M. Johnson     Mr. Johnson, age 39, has been Senior Executive Vice President and
                     Chief Financial Officer of the Company since November 1998. From
                     April 1998 until November 1998, Mr. Johnson was Executive Vice
                     President-Finance of the Company. For the 12 years preceding
                     April 1998, Mr. Johnson was employed at Merrill Lynch Pierce
                     Fenner & Smith Incorporated ("Merrill"), most recently as a
                     Managing Director of Merrill's Technology Investment Banking
                     Group. See "CERTAIN RELATIONSHIPS AND RELATED
                     TRANSACTIONS--Relationship with NetMarket Group, Inc."

John W. Chidsey      Mr. Chidsey, age 37, has been Chief Executive Officer of the Direct
                     Marketing Division since March 2000. Mr. Chidsey was Chief
                     Executive Officer of the Diversified Services Division from
                     January 2000 until March 2000. Mr. Chidsey was Chairman and Chief
                     Executive Officer of the Insurance/Wholesale Division of the
                     Company from November 1998 until January 2000. From May 1998 to
                     November 1998, Mr. Chidsey was President and Chief Operating
                     Officer of the Alliance Marketing Division of the Company. From
                     December 1997 to May 1998, Mr. Chidsey was Executive Vice
                     President, Business Development of the Company. From 1995 to
                     December 1997, Mr. Chidsey was Senior Vice President, Preferred
                     Alliance Services for HFS. Prior to joining HFS, Mr. Chidsey was the
                     Chief Financial Officer at two divisions of PepsiCo Inc. with responsibilities for international operations.

Samuel L. Katz       Mr. Katz, age 34, has been Chief Executive Officer of the Cendant
                     Internet Group since January 2000. Mr. Katz was Senior Executive
                     Vice President, Strategic Development of the Company from July
                     1999 to January 2000, Executive Vice President, Strategic
                     Development from April 1998 until January 2000, and Senior Vice
                     President, Acquisitions from December 1998 to March 1998. Mr. Katz was Senior Vice President, Acquisitions of HFS from January 1996 to
                     April 1998. From June 1993 to December 1995, Mr. Katz was Vice
                     President of Dickstein Partners Inc., a private investment firm.
                     Mr. Katz is a director of Specialty Catalog Corp. and NRT
                     Incorporated.

Jon F. Danski        Mr. Danski, age 47, has been Executive Vice President, Chief
                     Accounting Officer of the Company since April 1999. From
                     March 1998 to April 1999 he was Senior Vice President and
                     Corporate Controller of Metropolitan Life Insurance Company. Prior
                     to that, he was Senior Vice President and Corporate Controller of
                     ITT Corporation.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the 1997, 1998 and 1999 cash and noncash compensation awarded to or earned by each person who served as Chief Executive Officer of the Company during 1999 and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                           Long Term
                                        Annual Compensation(1)            Compensation
                                 ------------------------------------   ---------------
                                                                             Awards
                                                                        ---------------
                                                                           Securities
                                                                           Underlying       All Other
Name and                                                                    Options/       Compensation
Principal Position                Year     Salary($)     Bonus($)(2)     SARs(#)(3)(4)        ($)(5)
------------------------------   ------   -----------   -------------   ---------------   -------------
Henry R. Silverman               1999     2,900,000       4,320,254        3,000,000        266,149
Chairman of the Board,           1998     1,610,367       1,207,775       18,908,920         77,626
President and Chief              1997     1,577,472       2,366,208       19,307,180          6,760
Executive Officer

Stephen P. Holmes                1999       661,050         660,880          600,000         84,902
Vice Chairman and                1998       647,115         388,269        2,436,948         55,667
Chairman and CEO,                1997       499,980         299,988        1,025,620         22,903
Travel Division

Michael P. Monaco                1999       661,050         660,880          600,000        111,345
Former Vice Chairman and         1998       647,115         388,269        3,247,994         55,537
Former Chairman and CEO,         1997       499,980         299,988        2,347,325         16,514
Direct Marketing Division (6)

James E. Buckman                 1999       661,050         660,880          600,000         79,049
Vice Chairman and                1998       531,759         237,297        2,474,448         22,942
General Counsel                  1997       499,980         299,988        1,075,620          6,258

Samuel L. Katz                   1999       500,000         609,234          500,000         55,064
Chief Executive Officer,         1998       379,669         140,000        1,534,419         24,766
Cendant Internet Group           1997       313,171         250,527          540,310         18,811

----------
(1) Prior to December 17, 1997, all cash compensation represents compensation paid by HFS Incorporated.

(2) For 1999, bonus amounts include fiscal year 1999 profit-sharing bonuses paid in February 2000.

(3) On September 23, 1998, the Compensation Committee approved the Senior Management Program which effectively modified the terms of certain Company stock options held by the Named Executive Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% were canceled, (b) 33% were exchanged for similar options with an exercise price of $20 per share and (c) 33% were exchanged for similar options with an exercise price per share equal to $9.8125 (the "New Price"). Although prior to the effectiveness of the Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange vest at the rate of 25% per year over a four year period beginning in October 1999. With respect to an aggregate of approximately 7.5 million options held by Messrs. Holmes, Monaco and
      Buckman: (a) 25% were canceled, (b) 25% were exchanged for similar options with an exercise price of $20 per share, and (c) 50% were exchanged for similar options with an exercise price per share equal to the New Price. With respect to approximately 1.0 million options held by Mr. Katz: (a) 10% were cancelled, (b) 40% were exchanged for similar options with an exercise price per share at 25% above the New Price and
      (c) 50% were exchanged for similar options with an exercise price per share equal to the New Price. In addition, to further align the Senior Management's (including the Named Executive Officers) interests with that of the Company's stockholders, the ability to obtain modified options was subject to such officers' agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base salary.

(4) As a result of the Senior Management Program, the following total number of options granted in 1996, 1997 and 1998 were canceled: Mr. Silverman:
      25,813,380; Mr. Holmes: 2,115,930; Mr. Monaco: 3,197,325; Mr. Katz:
      970,465; and Mr. Buckman: 2,165,930.

(5) Payments included in these amounts for the fiscal year ended December 31, 1999 consist of (i) Company matching contributions to the Employee Savings Plan, which is a defined contribution salary reduction 401(k) plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or under a non-qualified deferred compensation plan maintained by the Company ("Defined Contribution Match"), (ii) insurance premiums paid by the Company for life insurance coverage, (iii) executive medical benefits and (iv) auto allowance. Defined Contribution Match includes estimated contributions relating to deferrals of fiscal year.

     The foregoing amounts were as follows:

                               Defined          Life         Executive
                            Contribution      Insurance       Medical           Auto
                   Year       Match($)       Premium($)     Benefits($)     Allowance($)
                  ------   --------------   ------------   -------------   -------------
Mr. Silverman     1999        260,125          1,224           4,800                0
Mr. Holmes        1999         79,306            796           4,800                0
Mr. Monaco        1999         52,738            796           4,800           53,011
Mr. Buckman       1999         73,624            625           4,800                0
Mr. Katz          1999         53,268            490             720                0

(6) Mr. Monaco resigned as a Vice Chairman and as Chairman and CEO of the Direct Marketing Division in March 2000.

OPTION GRANTS IN 1999

     The following table summarizes option grants during the last fiscal year made to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                       Individual Grants
                         ---------------------------------------------
                             Number of        % of Total
                            Securities       Options/SARS     Exercise
                            Underlying        Granted to      Or Base                     Grant Date
                           Options/SARS      Employees in      Price      Expiration       Present
         Name             Granted (#)(1)      Fiscal Year      ($/sh)        Date        Value ($)(2)
----------------------   ----------------   --------------   ---------   ------------   -------------
Henry R. Silverman          3,000,000             9.52%       $17.875     04/21/2009      33,780,000
Stephen P. Holmes             600,000             1.90%       $17.875     04/21/2009       6,756,000
Michael P. Monaco(3)          600,000             1.90%       $17.875     04/21/2009       6,756,000
James E. Buckman              600,000             1.90%       $17.875     04/21/2009       6,756,000
Samuel L. Katz                500,000             1.59%       $17.875     04/21/2009       5,630,000

----------
(1) The vesting of these options accelerates under certain circumstances (including a change of control of the Company under the terms of the Named Executive Officers' respective employment agreements). See "Employment Contracts and Termination, Severance and Change of Control Arrangements."

(2) The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations assume a risk-free rate of return of 6.4%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for all option grant dates assume a 60% volatility; however, there can be no assurance as to the actual volatility of the Common Stock in the future. The calculations for all grant dates also assume no dividend payout and a 6.2 year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Named Executive Officer, its ultimate value will depend on the market value of the Common Stock at a future date.

(3) Mr. Monaco resigned as a Vice Chairman and as Chairman and CEO of the Direct Marketing Division in March 2000.


AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUE TABLE FOR NAMED EXECUTIVE OFFICERS

     The following table summarizes the exercise of options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such executives as of the end of such fiscal year.


                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                   FISCAL YEAR AND FY-END OPTION/SAR VALUES




                                                              Number of Securities         Value of Unexercised
                              Shares                         Underlying Unexercised            In-the-Money
                             Acquired          Value              Options/SARs                 Options/SARs
                            On Exercise       Realized           at FY-End (#)               at FY-End ($)(1)
         Name                   (#)             ($)        Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------   ----------------   -----------   ---------------------------   --------------------------
Henry R. Silverman            270,000(2)     4,745,146      27,318,852 / 12,906,690      534,239,222 / 150,443,603
Stephen P. Holmes                   0                0      2,731,734  /  1,276,765       54,465,475 /  12,400,614
Michael P. Monaco(3)                0                0      1,923,992  /  1,074,002       28,912,575 /   8,323,138
James E. Buckman                    0                0      2,556,841  /  1,307,390       49,416,290 /  12,805,341
Samuel L. Katz                100,000        1,140,000        775,207  /  1,189,832       10,422,958 /  15,144,474

----------
(1) Based upon the closing price of the Common Stock on the New York Stock Exchange on December 31, 1999.

(2) Mr. Silverman exercised 170,000 options on April 27, 1999, retaining 100,000 shares for investment purposes and disposing of 70,000 shares to pay the exercise price for all such options and to pay taxes related to such exercise. Mr. Silverman exercised 100,000 options on December 1, 1999 and retained all such shares for investment purposes.

(3) Mr. Monaco resigned as a Vice Chairman and as Chairman and CEO of the Direct Marketing Division in March 2000.

                        TEN YEAR OPTION/SAR REPRICINGS




                                           Number of
                                          Securities                                                        Length of
                                          Underlying        Market Price       Exercise                      Original
                                           Options/           of Stock           Price                     Option Term
                                             SARs            at Time of       at Time of         New       Remaining at
                                          Repriced or       Repricing or     Repricing or     Exercise       Date of
                                            Amended           Amendment        Amendment        Price      Repricing or
         Name               Date            ($)(1)               ($)              ($)            ($)        Amendment
----------------------   ----------   ------------------   --------------   --------------   ----------   -------------
Henry R. Silverman,      10/14/98          4,806,200(2)        9.8125           16.78          9.8125      75 months
 Chairman, President     10/14/98          3,798,260(2)        9.8125           23.88          9.8125     102 months
 and Chief Executive     10/14/98          1,007,940(2)        9.8125           23.88         20.0000     102 months
 Officer                 10/14/98          7,596,520(2)        9.8125          31.375         20.0000     110 months

Stephen P. Holmes,       10/14/98            240,310(3)        9.8125           25.85          9.8125      91 months
 Vice Chairman and       10/14/98            480,620(3)        9.8125           23.88          9.8125     102 months
 Chairman and CEO,       10/14/98            337,036(4)        9.8125          31.375          9.8125     110 months
 Travel Services         10/14/98            207,964(4)        9.8125          31.375         20.0000     110 months
 Division                10/14/98            321,018(2)        9.8125         34.3125         20.0000     111 months

Michael P. Monaco,       10/14/98          1,441,860(3)        9.8125           25.44          9.8125      99 months
 Former Vice             10/14/98            156,803(3)        9.8125           23.88          9.8125     102 months
 Chairman and            10/14/98            203,662(3)        9.8125           23.88         20.0000     102 months
 Former Chairman         10/14/98            545,000(4)        9.8125          31.375         20.0000     110 months
 and CEO,                10/14/98             50,669(2)        9.8125         34.3125         20.0000     111 months
 Direct Marketing
 Division (7)

James E. Buckman,        10/14/98            240,310(3)        9.8125           25.85          9.8125      91 months
 Vice Chairman           10/14/98            480,620(3)        9.8125           23.88          9.8125     102 months
 and General             10/14/98            362,036(4)        9.8125          31.375          9.8125      98 months
 Counsel                 10/14/98            232,036(4)        9.8125          31.375         20.0000      98 months
                         10/14/98            308,518(2)        9.8125         34.3125         20.0000     111 months

John W. Chidsey,         10/14/98            240,310(3)        9.8125           23.88          9.8125     102 months
 Chairman and            10/14/98            179,845(4)        9.8125          31.975          9.8125     110 months
 Chief Executive         10/14/98            120,155(4)        9.8125          31.975         12.2656     110 months
 Officer, Direct         10/14/98            215,969(4)        9.8125         34.3125         12.2656     111 months
 Marketing Division      10/14/98             82,625(5)        9.8125           37.50          9.8125     113 months

David M. Johnson,        10/14/98            666,667(6)        9.8125           22.00          9.8125     114 months
 Senior Executive        10/14/98            533,333(6)        9.8125           22.00         12.2656     114 months
 Vice President and
 Chief Financial
 Officer

Samuel L. Katz,          10/14/98            120,155(3)        9.8125           25.85          9.8125      91 months
 Chief Executive         10/14/98            240,310(3)        9.8125           23.88          9.8125     102 months
 Officer, Cendant        10/14/98            119,768(4)        9.8125          31.375          9.8125     110 months
 Internet Group          10/14/98            180,232(4)        9.8125          31.375         12.2656     110 months
                         10/14/98            203,954(4)        9.8125         34.3125         12.2656     111 months
                         10/14/98             10,000(5)        9.8125           37.50          9.8125     113 months

                                       Number of
                                      Securities                                                       Length of
                                      Underlying       Market Price       Exercise                      Original
                                       Options/          of Stock           Price                     Option Term
                                         SARs           at Time of       at Time of         New       Remaining at
                                      Repriced or      Repricing or     Repricing or     Exercise       Date of
                                        Amended          Amendment        Amendment        Price      Repricing or
        Name             Date           ($)(1)              ($)              ($)            ($)        Amendment
-------------------   ----------   ----------------   --------------   --------------   ----------   -------------
Richard A. Smith,      10/14/98       120,155(3)          9.8125             25.85         9.8125       91 months
Chairman and           10/14/98       120,155(3)          9.8125             30.69         9.8125       96 months
Chief Executive        10/14/98       240,310(3)          9.8125             23.88         9.8125      102 months
Officer, Real          10/14/98        59,690(4)          9.8125            31.375         9.8125      110 months
Estate Division        10/14/98       140,310(4)          9.8125            31.375        12.2656      110 months
                       10/14/98       291,938(4)          9.8125           34.3125        12.2656      111 months

----------
(1) These options were effectively modified on October 14, 1998 and, other than as specified below, have the same expiration date as specified in the table. These options replace options that were cancelled under the Senior Management Program.

(2) These options are scheduled to vest and become exercisable in yearly increments of 25%, commencing in October 1999.

(3)   These options are fully vested and exercisable.

(4) These options are scheduled to vest and become exercisable in yearly increments of 20%, commencing in January 1999.

(5) These options represent bonus and salary replacement options, purchased by the optionee through a deferred compensation plan previously offered by the Company. These options are scheduled to vest and become exercisable in yearly increments of one-third, commencing in January 1999.

(6) These options are scheduled to vest and become exercisable in yearly increments of 25%, commencing in January 1999.

(7) Mr. Monaco resigned as a Vice Chairman and as Chairman and CEO of the Direct Marketing Division in March 2000.


EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
ARRANGEMENTS

     Each Named Executive Officer is employed by the Company pursuant to a written agreement of employment. Mr. Monaco resigned as Vice Chairman and Chairman and CEO of the Direct Marketing Division in March 2000.

     Henry R. Silverman. Mr. Silverman is employed by the Company pursuant to an employment agreement originally entered into as of September 30, 1991 between Mr. Silverman and HFS and amended and restated from time to time (the "Silverman Employment Agreement"). The Silverman Employment Agreement was amended by the Third Amendment to the Silverman Employment Agreement dated as of December 31, 1998 (the "Third Amendment") and by the Fourth Amendment, dated as of August 2, 1999 (the "Fourth Amendment"). Mr. Silverman serves the Company as its President and Chief Executive Officer and, pursuant to the Third Amendment, also as the Chairman of the Board and the Chairman of the Executive Committee of the Board (such change was effective as of July 28, 1998). Pursuant to the Third Amendment, the term of employment under the Silverman Employment Agreement was extended through December 31, 2005, subject to earlier termination or extension as provided therein; however, in connection with such extension, an automatic annual renewal provision was removed from the Silverman Employment Agreement.

     In consideration of the additional duties assumed by Mr. Silverman pursuant to the Third Amendment, the Silverman Employment Agreement, as amended, provides for Mr. Silverman to receive an annual rate of base salary of $1,500,000 for the period ending December 31, 1998, and $2,900,000 thereafter, subject to further increases relating to the Consumer Price Index. The Silverman Employment Agreement also provides Mr. Silverman an annual bonus opportunity equal to the lesser of (i) 0.75% of the Company's' "EBITDA" (as defined in the Silverman Employment Agreement) for the applicable fiscal year or (ii) 150% of his annual base salary.

     The Silverman Employment Agreement provides that if Mr. Silverman resigns his employment in connection with a breach by the Company of the Silverman Employment Agreement, or if he is terminated by the Company without Cause (as defined in the Silverman Employment Agreement), he will be entitled to receive a lump sum cash payment equal to (i) the lesser of (a) 150% of his annual base salary or (b) the sum of his annual base salary plus 0.75% of EBITDA for the 12 months preceding the date of termination, multiplied by (ii) the number of years and partial years remaining in the term of employment under the Silverman Employment Agreement. In addition, Mr. Silverman would be entitled to continued health and welfare benefits during the remaining term of employment and the vesting of any options and restricted stock. The Fourth Amendment provides that after termination of Mr. Silverman's employment with the Company other than due to death or for Cause (but including a resignation for good reason), (i) the Company would provide Mr. Silverman, through August 31, 2009, term life insurance in the amount of $100 million, all premiums to be paid by the Company; and (ii) the Company would provide him certain benefits for life, including office and clerical support, executive transportation services (including use of aircraft), security services, continued access to other general facilities and services and reimbursement of any properly documented business expenses. During such period, Mr. Silverman would be required to keep himself reasonably available to the Company to render advice or to provide services for more than 30 days per year, in return for which he will be paid $30,000 per month.

     The Silverman Employment Agreement further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

     Messrs. Monaco, Holmes and Buckman. The Company entered into employment agreements with Messrs. Monaco, Holmes and Buckman dated as of September 12, 1997 (such agreements, respectively, the "Monaco Employment Agreement," the "Holmes Employment Agreement" and the "Buckman Employment Agreement," and collectively, the "1997 Employment Agreements"). Each of the 1997 Employment Agreements originally provided for a period of employment through December 17, 2002; however, such agreements contain automatic extension periods which cause each respective period of employment to be extended by a one year increment on an annual basis (an extension of the period of employment through December 17, 2004 has taken effect under each of the 1997 Employment Agreements). Mr. Monaco resigned as an employee of the Company in March 2000.

     Each of the 1997 Employment Agreements specifies the position and duties of the executive during the period of employment. The Monaco Employment Agreement was amended as of December 23, 1998 to reflect Mr. Monaco's new duties and responsibilities with the Company and the location of his place of employment. The Buckman Employment Agreement was amended as of January 11, 1999 to reflect his additional duties and responsibilities with the Company and the location of his place of employment. The Holmes Employment Agreement was amended as of January 11, 1999 to reflect the location of his place of employment. Currently (i) Mr. Holmes serves as Vice Chairman of the Company and Chairman and Chief Executive Officer of the Travel Division and (ii) Mr. Buckman serves as Vice Chairman and General Counsel of the Company.

     Each of the 1997 Employment Agreements specifies the compensation and benefits provided to the Executive during the period of employment. The Monaco Employment Agreement and the Holmes Employment Agreement provide that each Executive will be paid an annual base salary of $650,000 and will be eligible for annual bonuses based on a target bonus of $650,000. The Buckman Employment Agreement provides that Mr. Buckman will be paid an annual base salary of $500,000, and will be eligible for an annual bonus based on a target bonus of $500,000; however, in connection with the January 11, 1999 amendment to the Buckman Employment Agreement, such salary and target bonus amounts were increased to $650,000. Each of Messrs. Monaco, Holmes and Buckman will be eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites.

     Each of the 1997 Employment Agreements provides for certain payments in the event of termination of the Executive's employment under various circumstances. The Holmes Employment Agreement and the Monaco Employment Agreement each provide that if, after December 31, 1999, the Executive's employment is terminated by the Company other than for Cause or by the Executive for Constructive Discharge or resignation, the Company will pay the Executive a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher) ("Salary plus Bonus"). In such event, the Executive would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). Each such agreement also provides that, in certain circumstances, the Executive's employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with the Company terminates or his responsibilities are reduced. In such event, the Executive would receive substantially similar payments and benefits as described above; however, his cash payment would range from 200% to 400% of Salary plus Bonus, depending on the date of such termination. Mr. Monaco received payment in accordance with these provisions as a result of his resignation in March 2000.

     The Buckman Employment Agreement provides that if, after December 31, 1999, Mr. Buckman's employment is terminated by the Company other than for Cause or by Mr. Buckman for Constructive Discharge or resignation. The Company will pay Mr. Buckman a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $500,000, if higher) ("Buckman Salary plus Bonus"). Mr. Buckman may also resign at any time following such date and receive a lump sum cash payment equal to 200% of Buckman Salary plus Bonus. In any of the foregoing situations, Mr. Buckman would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). The Buckman Employment Agreement also provides that, in certain circumstances, his employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with the Company terminates or his responsibilities are reduced. In such event, Mr. Buckman would receive substantially similar payments and benefits as described above however his cash payment would range from 200% to 400% of Buckman Salary plus Bonus, depending on the date of such termination.

     Each 1997 Employment Agreement provides that the Executive will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

     Mr. Katz. Mr. Katz is employed by the Company pursuant to an employment agreement dated as of April 1, 1999 (the "Katz Agreement"). The Katz agreement provides that Mr. Katz will serve for a term of employment ending December 31, 2002. Mr. Katz currently serves as Chief Executive Officer of the Cendant Internet Group.

     The Katz agreement provides that during his term of employment, Mr. Katz will be paid an annual base salary equal to $500,000 and will be eligible for annual bonuses based on a target of 60% of annual base salary. Effective fiscal year 2000, the Company agreed to increase Mr. Katz' annual bonus target to 100% of his annual base salary. Mr. Katz will be eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites.

     The Katz Agreement provides for certain payments in the event of termination of Mr. Katz's employment under various circumstances. The Katz Agreement provides that if Mr. Katz's employment is terminated by the Company other than for Cause (as defined therein) or by Mr. Katz for Constructive Discharge (as defined therein), the Company will pay Mr. Katz a lump sum cash payment equal to the sum of (i) his annual base salary and (ii) his target annual bonus, multiplied by the greater of one (1) or the number of full and partial years remaining in his term of employment under the Katz Agreement. In addition, in such event, any stock options granted to Mr. Katz on or after the date of the Katz Agreement will become fully vested and exercisable and will remain exercisable until the first to occur of the third anniversary of the date of Mr. Katz's termination and the original expiration date of such option. The Katz Agreement provides that during his term of employment, and for a period of two years thereafter, Mr. Katz will not be permitted to affiliate himself with any entity that competes with the Company or its affiliates.

     Other Change of Control Provisions. In connection with the merger of HFS Incorporated and CUC International Inc., action was taken by the Company to provide that any employee formerly with HFS

Incorporated who incurs a golden parachute excise tax under Section 4999 of the Code, if and to the extent applicable, incurred because of the vesting of options granted prior to such merger, will be reimbursed by the Company for the economic costs incurred by such employee, including a tax gross-up payment to account for any additional golden parachute excise tax incurred by reason of such reimbursement, if any. In addition, action was also taken by the Company to provide for a similar reimbursement in the event a future corporate event causes an excise tax liability.

     Stock Options. Generally, all stock options granted to each of the Named Executive Officers under any applicable stock option plan of the Company will become fully and immediately vested and exercisable upon the occurrence of any change of control transaction affecting the Company (as defined in each employment agreement).

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following compensation committee report on executive compensation and performance graph shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering the Company's executive compensation policies and programs. The Compensation Committee also reviews and approves the salaries and bonuses of the Company's executive officers as well as all grants of options to purchase shares of Common Stock.

     Officer Compensation Policy. The Compensation Committee administers the Company's executive compensation policies and programs. These policies include:

     o aligning the interests of executive officers with the long-term interests of the Company's stockholders;

     o providing competitive levels of compensation which are, in large part, conditioned on the Company's attainment of specified performance targets and/or stock price appreciation; and

     o attracting, motivating and retaining the best possible executive talent for the benefit of the Company's stockholders.

     Employment Agreements. Each of the Named Executive Officers is employed by the Company pursuant to a written agreement of employment. Other executive officers of the Company are also employed pursuant to employment agreements. The Compensation Committee has considered the advisability of using employment agreements and has determined that it is in the best interests of the Company insofar as it permits the Company to achieve its desired goals of motivating and retaining the best possible executive talent. The Compensation Committee has determined that the use of employment agreements may be necessary in certain cases to ensure the retention of key executive officers and to attract additional executive talent to the Company. Each such employment agreement separately reflects the terms that the Compensation Committee felt were appropriate and/or necessary to retain the services of the particular executive officer, within the framework of the Company's compensation policies.

     Components of Executive Compensation. The material elements of the Company's executive compensation arrangements include base salary, annual performance bonus and stock options. Each executive officer's total compensation package is designed to condition a significant portion of the executive's overall anticipated compensation on the Company's success in achieving specified performance targets and/or stock price appreciation.

     Base Salaries. Salaries paid to executive officers, other than the Chief Executive Officer, are reviewed annually by the Chief Executive Officer and the Senior Vice President-Human Resources based upon their assessment of the nature of the position and the contribution, experience and tenure of the executive officer. The Compensation Committee is responsible for determining the salary of the Chief Executive Officer. Because, as noted above, the Named Executive Officers are party to employment agreements, their respective salary levels are subject to the provisions of such employment agreements

(the employment agreements with the Named Executive Officers are described more fully under "Employment Contracts and Termination, Severance and Change of Control Arrangements.") From time to time, the Compensation Committee engages compensation consultants to advise on market rates of compensation for executives similarly situated, and takes such advice into account in connection with establishing salaries for executive officers.

     Annual Bonus. The Named Executive Officers are entitled to annual performance bonuses based upon the terms of their employment agreements (see "Employment Contracts and Termination, Severance and Change of Control Arrangements"). As described under "Employment Contracts and Terminations, Severance and Change in Control Arrangements," Mr. Silverman's employment agreement provides for an annual incentive bonus equal to the lesser of (i) 0.75% of the Company's EBITDA (as defined in such agreement) for the applicable final year or (ii) 150% of his annual base salary. Under the Company's annual incentive bonus plan, certain employees are eligible to earn bonuses equal to a percentage of base salary based upon the degree of achievement of target levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"). Such percentages of base salary range from 5% for the lowest level of employees if the minimum level of earnings is achieved, to a maximum of 100% for Executive Vice Presidents and above, if the highest level of earnings is achieved. In 1999, bonuses paid to executive officers of certain business units were paid at less than the target level to the extent such business units did not attain pre-established levels of EBITDA (or other relevant performance measurement). The bonuses paid to the Named Executive Officers in respect of 1999 are set forth in the Summary Compensation Table.

     Stock Options. The Compensation Committee believes that the most effective way to align the interests of executives with those of stockholders is to ensure that the executives hold material equity stakes in the Company. Therefore, the Compensation Committee has determined that the continued use of stock options is the best mechanism for long term incentive compensation of executive officers. The Compensation Committee administers each of the Company's stock option plans. Generally, option grants are approved by the Compensation Committee upon the recommendation of the Chief Executive Officer and the Senior Vice President-Human Resources, who determine the number of shares subject to such grants and the applicable terms and conditions of such grants. In general, to ensure that the use of stock options meets the intended long-term goals of the Compensation Committee, most stock option grants vest incrementally over a period of three to five years. In addition, absent special circumstances, the Company does not grant options with exercise prices below the fair market value of the Common Stock as of the date of grant. Information with respect to option grants in 1999 to the Named Executive Officers is set forth in the "Option Grants Table."

     Chief Executive Officer Compensation. The compensation paid to Mr. Silverman during 1999 is based upon the terms of his existing employment agreement. Such agreement, and certain amendments made thereto during 1998 and 1999, are described under "Employment Contracts and Termination, Severance and Change of Control Arrangements". Effective January 1, 1999, Mr. Silverman's annual base salary was increased to $2.9 million. The Compensation Committee determined that such increase was appropriate and in the best interests of the stockholders after considering Mr. Silverman's overall importance to the Company, as well as his increased responsibilities arising from his assumption of the roles of Chairman of the Board and Chairman of the Executive Committee, as well as the material increase in his efforts in connection with extraordinary events occurring during 1998 and 1999. Mr. Silverman's annual bonus, which is disclosed in the Summary Compensation Table, was determined based on a formula set forth in his employment agreement, and is based directly on the Company's attainment of EBITDA (as defined in such employment agreement).

     Deductibility of Compensation. In accordance with Section 162(m) of the Code, the deductibility for federal corporate tax purposes of compensation paid to certain individual executive officers of the Company in excess of $1 million in any year may be restricted. The Compensation Committee believes that it is in the best interests of the Company's stockholders to comply with such tax law, while still maintaining the goals of the Company's executive compensation program. However, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Compensation Committee will recommend, and the Company is expected to pay, compensation to executive officers which may exceed the limits of deductibility.


                          The Compensation Committee

                            Robert F. Smith (Chair)

                    Leonard Schutzman    Leonard S. Coleman


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     After January 19, 1999, the Compensation Committee was comprised of Messrs. Smith (Chairman), Schutzman and Coleman. The Rt. Hon. Brian Mulroney served on the Compensation Committee until January 19, 1999. Messrs. Smith, Mulroney, Coleman and Schutzman were not employees of the Company during 1998 or before.

PERFORMANCE GRAPH


     The following graph assumes $100 invested on December 31, 1994, and compares (a) the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the five years commencing on the last trading day before January 1, 1995, and ending on December 31, 1999, and (B) the difference between the Company's share price at the end and the beginning of the periods presented; by (ii) the share price at the beginning of the periods presented) with (b) (i) the Standard & Poor's 500 Index (the "S&P 500 Index"), and (ii) the Standard & Poor's Services (Commercial & Consumer) Index (the "S&P SVCS Index").


    [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE
           DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
                           PURPOSE OF EDGAR FILING.]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN *
                 AMONG CENDANT CORPORATION, THE S & P 500 INDEX
              AND THE S & P SERVICES (COMMERCIAL & CONSUMER) INDEX

                                               CUMULATIVE TOTAL RETURN
                                        ----------------------------------------
                                        12/94  12/95  12/96  12/97  12/98  12/99

CENDANT CORPORATION                      100    154    164    233    131    180
S & P 500                                100    138    169    226    290    351
S & P SERVICES (COMMERCIAL & CONSUMER)   100    135    139    191    193    169

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH AVIS RENT A CAR, INC.

     Upon entering into a definitive merger agreement to acquire Avis, Inc. in July 1996, HFS (the Company's predecessor) announced its strategy to dilute its interest in Avis's ("Avis") car rental operations while retaining assets associated with the franchise business, including trademarks, reservation system assets and franchise agreements. In September 1997, HFS completed an initial public offering ("IPO") of Avis Rent A Car, Inc. ("ARAC"), the company that operated the car rental operations of Avis, which diluted the Company's equity interest in such subsidiary to approximately 27.5%. The Company received no proceeds from the IPO. However, the Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. During 1997, 1998 and 1999, total franchise royalties earned by the Company from ARAC were $82 million, $92 million and $102 million, respectively. In addition, the Company operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. Messrs. Monaco, Holmes, Coleman and Edelman currently serve on the Board of Directors of ARAC. On March 23, 1998, the Company sold 1,000,000 shares of ARAC which reduced the Company's common equity interest to approximately 20%. On January 15, 1999, the Company sold 1.3 million shares of ARAC to ARAC for $24.25 per share or an aggregate of $31,525,000 which reduced the Company's common equity interest in ARAC to approximately 20%. On April 24, 1999, the Company sold 314,200 shares of ARAC for an aggregate of $9,268,990. On August 25, 1999, the Company sold 350,000 shares of ARAC for an aggregate of $7,766,500 which reduced the Company's common equity interest in ARAC to approximately 18%.

     On June 30, 1999, the Company completed the disposition of its fleet business segment ("fleet businesses") to ARAC. Pursuant to the agreement, ARAC acquired the net assets of the fleet businesses through the assumption and subsequent repayment of $1.44 billion of intercompany debt and the issuance to us of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation, a wholly-owned subsidiary of ARAC. Coincident to the closing of the transaction, ARAC refinanced the assumed debt under management programs which was payable to the Company. Accordingly, the Company received additional consideration from ARAC comprised of $3.0 billion of cash proceeds and a $30 million receivable.


RELATIONSHIP WITH NRT

     Formation/Status. NRT Incorporated ("NRT") was incorporated in August 1997 by Apollo Management, L.P. ("Apollo") and the Company. Concurrent with its formation, NRT acquired the real estate brokerage business and operations of National Realty Trust (the "Trust") which included the brokerage offices formerly owned by Coldwell Banker Corporation. In connection with the formation of NRT, the Company acquired $182 million of preferred stock of NRT. In 1999, the Company sold a portion of its preferred stock investment in NRT to NRT for approximately $21,475,400.

     Franchisee Status. NRT is the largest franchisee, based on gross commission income, for each of the Company's real estate franchise systems. NRT's status as a franchisee is governed by franchise agreements (the "Franchise Agreements") with wholly owned subsidiaries of the Company (the "Real Estate Franchisors") pursuant to which NRT has the non-exclusive right to operate as part of the COLDWELL BANKER (Registered Trademark) , ERA (Registered Trademark) and CENTURY 21 (Registered Trademark) real estate franchise systems at locations specified in the Franchise Agreements. In February 1999, NRT entered into new fifty-year franchise agreements with the Real Estate Franchisors. During 1997, 1998 and 1999, total franchise royalties earned by the Company from NRT and its predecessors were approximately $61 million, $122 million and $172 million, respectively.

     Acquisition Arrangements. The Company has an agreement with NRT that reduces NRT's effective purchase price for brokerage acquisitions in which the Company agrees to participate. In such brokerage acquisitions, the Company purchases the tradenames, trademarked operating names and, in some cases, mortgage operations of the brokerages being acquired by NRT, thereby paying a substantial portion of the total purchase price that otherwise would be payable by NRT. All other assets of the acquired brokerage are purchased by NRT. Through December 31, 1999, with the exception of the Trust, the assets of which were purchased solely with NRT's funds, the Company has provided between 9% and 90% of the total purchase price for each of the Company's brokerage acquisitions involving a total purchase price in excess of $1 million, and has provided an average of 61% of the total purchase price for all of NRT's brokerage acquisitions. At the time of NRT's formation, the Company committed to provide up to approximately $446 million in connection with NRT's brokerage acquisitions, all of which had been provided through December 31, 1999. In February 1999, the Company increased its commitment by up to $1 billion as follows: $500 million is immediately available and the next $500 million will become available upon the later to occur of (i) February 9, 2004 and (ii) such time as the first $500 million has been paid in connection with brokerage acquisitions. Approximately $91 million of this new commitment had been provided through December 31, 1999. To date, the Company has participated in each of the brokerage acquisitions completed by NRT. As with all of NRT's existing brokerage offices, all future acquired offices are required to be operated under the COLDWELL BANKER (Registered Trademark) , ERA (Registered Trademark) or CENTURY 21 (Registered Trademark) brand name.

     The Company acquired $216.1 million of certain intangible assets including trademarks associated with real estate brokerage firms acquired by NRT in 1997. Through December 31, 1999, the Company participated in each of NRT's 51 acquisitions of multi-office brokerages and 75 acquisitions of single-office brokerages. Through December 31, 1999, the Company has paid NRT or the seller an aggregate of approximately $537 million and NRT has paid an aggregate of $294 million, in such transactions.

     In connection with the amendments to the acquisition arrangements during 1999, the Company and NRT entered into an acquisition services agreement pursuant to which the Company made an upfront payment of $30 million to NRT for services to be provided by NRT to the Company related to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by NRT. Such fee is refundable in the event the services are not provided.

     Lease Agreements. NRT leases from the Company an aggregate of approximately 42,500 square feet of office space for its offices in Parsippany, New Jersey and Mission Viejo, California pursuant to two leases dated August 11, 1997 (the "Leases"). Each Lease has an initial term of five years commencing on September 1, 1997, with an option exercisable by NRT to extend the term thereof for an additional five years upon 30 days' written notice to the Company. Under the Leases, the Company is responsible for property taxes, maintenance and insurance as well as various ancillary services. Rent is payable under each Lease at a rate equal to the Company's total annual actual costs of operating the leased premises. In addition, under each Lease, NRT is permitted to amend the lease to increase or reduce the square footage of the premises as needed and as space becomes available, provided that NRT gives 60 days' advance notice to the Company of its intent to do so and the rental amount is adjusted accordingly. Each Lease is terminable by either party, with or without cause, upon 180 days' written notice to the other party. During 1997, 1998 and 1999, an aggregate of $529,000, $853,000 and $1,659,000, respectively, was paid by NRT to the Company under the Leases.

     Mortgage Relationship. NRT and Cendant Mortgage Corporation ("Cendant Mortgage") are parties to a Marketing Agreement (the "Marketing Agreement"), pursuant to which NRT has agreed to assist Cendant Mortgage in the marketing of its various mortgage programs and products through NRT's real estate brokerage offices. Cendant Mortgage is required to pay NRT a marketing fee each quarter based on NRT's total number of closed real estate transactions and the average sales price of homes sold by NRT during such quarter. The term of the Marketing Agreement is 40 years unless earlier terminated by Cendant Mortgage with or without cause or, at NRT's option, in the event of Cendant Mortgage's material breach or if a nationwide third party provider of mortgage services meeting certain conditions offers NRT a comparable marketing arrangement and Cendant Mortgage declines to match the economic terms. During the term of the Marketing Agreement, NRT may not enter into any similar arrangement with another party. During 1997, over the four-month period in which the Marketing Agreement was in effect, an aggregate of $699,000 was paid to NRT under the Marketing Agreement. During 1998 and 1999, an aggregate of $11,183,000 and $23,897,000 respectively,was paid to NRT under the Marketing

Agreement. On February 24, 2000, subsidiaries of Cendant Mortgage and NRT entered into a limited partnership agreement. Pursuant to this agreement, the parties formed a new entity, Cendant Home Loans, L.P., which will originate mortgage loans for customers of NRT real estate offices and others. The limited partnership agreement terminates upon the termination of the last Franchise Agreement to terminate. Upon commencement of the business operations of Cendant Home Loans, L.P., which is expected by the second half of 2000, the Marketing Agreement will be terminated.

     Relocation Management. NRT has an arrangement with Cendant Mobility Services Corporation, a wholly owned subsidiary of the Company ("Cendant Mobility"), pursuant to which NRT provides its brokerage services to relocating employees of the clients of Cendant Mobility, which are typically large corporations and governmental agencies. Pursuant to such arrangement, when receiving a referral from Cendant Mobility, NRT receives a commission on the purchase or sale of the property but is obligated to pay Cendant Mobility a portion of such commission as a referral fee. During 1997, 1998 and 1999 NRT paid an aggregate $6,435,000, $11,631,000 and $20,962,000 respectively, in referral fees to Cendant Mobility. The arrangement with NRT is not embodied in a written agreement and, accordingly, may be subject to termination or modification at any time.

     Support Agreement. NRT and the Company are parties to a Support Agreement, dated as of August 11, 1997 (the "Support Agreement"), pursuant to which the Company has agreed to furnish NRT with certain computer and data related information services. In consideration of the provision of such services, NRT has agreed to reimburse the Company directly for certain actual costs incurred by the Company on behalf of NRT. In addition, NRT was required to pay the Company a monthly fee of $77,500 during 1997 and is required to pay a monthly fee of $41,667 during 1998 and $12,500 during 1999. During 1997, 1998 and 1999, an aggregate of $1,448,000, $1,978,000 and $670,000 respectively, was paid to the Company under the Support Agreement. The Support Agreement terminated in 1999.

     Development Advance. On January 14, 1997, the Company made an advance of $20 million (the "Development Advance") to the Trust and one of its subsidiaries. The Development Advance was assumed by NRT in August 1997, at which time the term of the Development Advance was amended from 10 years to 40 years. Under the terms of the Development Advance, so long as there is no material default under any of the Franchise Agreements and NRT maintains certain levels of gross commissions income, 1/480th of the principal amount of the Development Advance will be forgiven on a monthly basis over a 40-year period.

     Other. In addition to the above-mentioned agreements, NRT is party to various other agreements and arrangements with the Company and its affiliates, including an outsourcing agreement pursuant to which the Company acts as NRT's exclusive agent in negotiating arrangements on behalf of NRT with third party service and product providers, a stockholders agreement relating to the voting, transfer and registration of shares of NRT's capital stock owned by Apollo and the Company and certain other agreements and arrangements. Pursuant to these agreements and arrangements, the Company, among other things, provides services to NRT and receives revenues, directly or indirectly, in respect thereof.

     Messrs. Katz, Johnson and Richard A. Smith serve on the Board of Directors of NRT.

RELATIONSHIP WITH NETMARKET GROUP, INC.

     On September 15, 1999, Netmarket Group, Inc. ("NGI"), a former subsidiary of the Company, began operations as an independent company that pursues the development of certain interactive businesses formerly within the Company's direct marketing division. Prior to September 15, 1999, the Company's ownership of NGI was restructured into common stock and preferred stock interests. On September 15, 1999, the Company donated NGI's outstanding common stock to a charitable trust, and NGI issued additional shares of its common stock to certain of its marketing partners. Accordingly, as a result of the change in ownership of NGI's common stock from the Company to independent third parties, NGI's operating results are no longer included in the Company's Consolidated Financial Statements. The Company retained the opportunity to participate in NGI's value through the ownership of convertible preferred stock of NGI, which is ultimately convertible, at the Company's option, after September 14, 2001, into 78% of NGI's diluted common shares. The preferred stock accrues and cummulates cash dividends of $5 million annually in the aggregate. The preferred stock dividend will be recorded in income of the Company if and when it becomes realizable. David M. Johnson and Michael P. Monaco serve on the Board of Directors of NGI.

OTHER RELATIONSHIPS

     Mr. Edelman is of counsel to Battle Fowler, a New York City law firm. Battle Fowler represented the Company in certain transactions in 1999. It is expected that Battle Fowler will continue to represent the Company in connection with certain matters from time to time in the future.

     Mr. Edelman is also a partner in Chartwell Hotels Associates ("Chartwell Hotels"), a general partnership affiliated with the Fisher Brothers and Gordon Getty, and its affiliate Chequers Investment Associates, which have acquired certain hotels and mortgages secured by hotels from the Resolution Trust Corporation. In two transactions with Chartwell Hotels, entered into in November 1992 and May 1993, and each amended in December 1994, which have resulted in and will result in the addition of properties to the Company's franchise systems, the Company has advanced approximately $10 million, and has agreed to advance up to an additional $4 million if certain additional property conversions and other requirements are met, in return for Chartwell Hotels agreeing to franchise the properties with one of the Company's brands. All Chartwell Hotels properties will pay royalties once they become part of the Company's franchise systems and these royalties will be credited toward the recovery of the advance. Certain properties which cannot be converted to Company brands will also pay a percentage of gross room sales in lieu of royalties as specified in the agreements. Each advance is required to be fully recovered over a maximum five year period following the advance. In addition, as individual properties convert to Company brands, the Company will make additional advances to the franchisee of such properties to fund costs incurred in connection with such conversion. Such advances are required to be repaid with interest by the franchisee over a three year period and such repayment has been guaranteed by Chartwell Hotels.

     In April 1995, the Company and Ramada Franchise Systems, Inc. ("RFS"), a wholly-owned subsidiary of the Company ("RFS"), entered into a license agreement with Preferred Equities Corporation ("PEC"), the owner, developer and operator of interval ownership resort facilities, pursuant to which PEC was licensed to use certain Ramada servicemarks in connection with its facilities in the United States. PEC has paid RFS $1 million in initial fees and will pay a percentage of Gross Sales (as defined) of interval ownership interests during the term of the agreement. Mr. Nederlander is the Chairman and a significant shareholder of MEGO Financial Corp., of which PEC is a wholly-owned subsidiary. The Company entered into an agreement with PEC during the second quarter of 1998 whereby RCI Travel, Inc. a subsidiary of the Company, will provide corporate and leisure travel services to PEC, including its owners, members and employees in exchange for fees payable by PEC to the Company.

     Mr. Pittman is the President and Chief Operating Officer of America Online, Inc. ("AOL"). Century 21 Real Estate Corporation, an indirect wholly-owned subsidiary of the Company, is party to an agreement with AOL pursuant to which the National Advertising Fund for the CENTURY 21 System is committed to pay a $1,000,000 annual advertising fee to AOL for a period of five years relating to exclusive advertising rights for the CENTURY 21 System and for the CENTURY 21 CommunitiesSM Website on the AOL network. AOL also serves as the exclusive on-line home of the CENTURY 21 System intranet site, Century 21 Online (Registered Trademark) . It is expected that AOL and the Company and its subsidiaries will enter into advertising arrangements and Internet marketing arrangements from time to time in the ordinary course of business in the future.

     On June 3, 1997, the Company entered into an Interactive Marketing Agreement with AOL pursuant to which the Company's former NetMarket subsidiary markets its online automobile, shopping, travel and information/privacy individual membership programs through prominent placement and promotions on the AOL online services and AOL's Internet website, and also markets these products to AOL subscribers through various other marketing mechanisms, including inbound telemarketing, outbound telemarketing and direct mail. Pursuant to such agreement, the Company made commission payments to AOL with respect to membership fees and certain other transaction related revenue received by the Company under this arrangement. The Company made an initial payment to AOL of $45 million upon execution of the agreement, which will primarily be credited against future membership commissions payable by the Company to AOL under such agreement. During 1998, the Company made an additional $5 million payment pursuant to such agreement. Until the contribution of NGI to a charitable trust in September 1999, the Company made payments of $10 million during 1999.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file a Form 5 for a specified fiscal year, except as set forth below, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1999.

     On January 27, 1999, David M. Johnson resubmitted a Form 4 in respect of an acquisition of shares of common stock during November 1998 which was originally filed without a signature. On September 20, 1999, Robert F. Smith filed a late Form 4 in respect of an acquisition of shares of common stock during August 1999.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                               [PROPOSAL NO. 2]

     Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company's financial statements for 2000. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

     On January 20, 1998, in connection with the Company's previously announced plan to name a successor independent accountant following the Merger with HFS Incorporated, the Company engaged Deloitte & Touche LLP, the auditor of HFS Incorporated prior to the Merger, as its new principal independent accountants. Ernst & Young LLP, the Company's former principal independent accountants, reported on the results of operations of the Company's former CUC businesses for the year ended December 31, 1997. The reports of Ernst & Young LLP on the financial statements for the past two fiscal years of the Company contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Company's Board of Directors participated in and approved the decision to change independent accountants. In connection with its audit for the two most recent fiscal years and through May 11, 1998, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through May 11, 1998, there were no reportable events, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K. However, as previously reported, the Audit Committee of the Board of Directors of the Company conducted an investigation into accounting irregularities at former CUC business units which were audited by Ernst & Young LLP. The results of such investigation required a restatement of previously reported financial statements of the Company. Such investigation may result in disagreements by the Company with Ernst & Young LLP in the future with respect to previously reported financial statements of the Company which were audited by Ernst & Young LLP. The Company requested that Ernst & Young LLP furnish it with letters addressed to the Commission stating whether or not it agrees with the above statements. A copy of a letter, dated January 22, 1998, is filed as Exhibit 16 to the Company's Current Report on Form 8-K dated January 22, 1998. A copy of a letter, dated May 15, 1998, is filed as Exhibit 16 to the Company's Current Report on Form 8-K, dated May 18, 1998.

     During the fiscal years 1996 and 1997 and through January 20, 1998, the Company did not consult with Deloitte & Touche LLP regarding either:

     (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the registrant nor oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

     (ii) any matter that was either the subject of a disagreement, as the term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

     Although stockholder action on this matter is not required, the appointment of Deloitte & Touche LLP is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.


              THE BOARD OF DIRECTORS UNAMIMOUSLY RECOMMENDS THAT
                          YOU VOTE FOR THIS PROPOSAL.


            APPROVAL OF MOVE.COM 2000 EMPLOYEE STOCK PURCHASE PLAN


                               [PROPOSAL NO. 3]

GENERAL

     The Move.com 2000 Employee Stock Purchase Plan (a "Section 423 Plan") was unanimously adopted by the Executive Committee of the Board in March 2000, subject to approval by stockholders. The Section 423 Plan is designed to encourage the purchase by participants of shares of a series of Cendant Common Stock designated Move.com Common Stock ("Move.com Stock"). The Section 423 Plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code (the "Code"), and to assure the participants of the tax advantages provided thereby (and described below in the section entitled "Certain Federal Income Tax Consequences"). In order for the transfer of stock under the Section 423 Plan to qualify for this treatment, the Section 423 Plan must be approved by stockholders of the Company within 12 months of the plan's adoption. A total of 1,000,000 shares of Move.com Stock will be authorized for issuance under the
Section 423 Plan.

     The number of shares of Move.com Stock initially authorized for issuance under the Section 423 Plan are subject to adjustment by the Committee in the event of a recapitaliztion, stock split, stock dividend or similar corporate transaction.

     Subject to certain procedural requirements, all employees of the Company who have at least three months of service and work more than 20 hours per week and more than 5 months per year will be eligible to participate in the Section 423 Plan, except that the Company has the right to exclude from participation employees who are "highly compensated" within the meaning of Section 423(b)(4)(D) of the Code and employees who are five percent or more stockholders of the Company or any subsidiary.

     Pursuant to the Section 423 Plan, each eligible employee will be permitted to purchase shares of the Move.com Stock through regular payroll deductions in an amount equal to 2% to 10% of the employee's base pay (as elected by the employee) for each payroll period. Participating employees will be able to purchase shares of Move.com Stock with such accumulated payroll deductions at the end of an offering period at a purchase price equal to the lesser of: (i) no less than 85 percent of the fair market value of the Move.com Stock on the date the offering period begins or (ii) no less than 85 percent of the fair market value of Move.com Stock on the date the offering period ends. Under the Section 423 Plan, the fair market value of the shares of the Move.com Stock, in combination with shares purchased under any similar plan of the Company, which may be purchased by any employee during any calendar year may not exceed $25,000.

     The Company estimates that there are approximately 21,000 employees who are potential participants in the Section 423 Plan.

       THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS AT THE MEETING
                         APPROVE THE SECTION 423 PLAN.

     The full text of the Section 423 Plan is set forth in Annex A to this Proxy Statement, and the description of the Section 423 Plan set forth herein is qualified in its entirety by reference to the text of such plan.

     Approval of the Section 423 Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

ADDITIONAL INFORMATION REGARDING THE SECTION 423 PLAN

     Since the amount of benefits to be received by each participant is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under each Section 423 Plan is not determinable. Similarly, the amount of benefits which would have been received by or allocated to any individual or group of individuals for fiscal 1999 if the Section 423 Plan had been in effect is not determinable.

DESCRIPTION OF SECTION 423 PLAN

     The following summary describes the Section 423 Plan which is submitted to stockholders for approval by this Proposal.

     PURPOSE. The purpose of the Section 423 Plan is to align employee and shareholder long-term interests by facilitating the purchase of Move.com Stock by employees and to enable employees to develop and maintain significant ownership of Move.com Stock. An additional purpose of the Section 423 Plan is to comply with the requirements of Section 423 of the Code, and thus to obtain for the participants the tax advantages provided thereby (described below in the section entitled "Certain Federal Income Tax Consequences").

     ADMINISTRATION. The Section 423 Plan will be administered by the Compensation Committee, which is comprised solely of non-employee directors who are not eligible to participate in the Section 423 Plan. The Compensation Committee may make such rules and regulations and establish such procedures for the administration of the Section 423 Plan as it deems appropriate.

     PARTICIPATION. Subject to certain procedural requirements, all employees of the Company with three months of service and who are scheduled to work at least 20 hours per week and at least five months per year will be eligible to participate in the Section 423 Plan, except that the Company has the right to exclude any officer who is a "highly compensated employee" within the meaning of Section 423(b)(4)(D) of the Code. Employees who are five percent or more stockholders of the Company or any subsidiary of the Company will not be eligible to participate. Designations of corporations participating in the
Section 423 Plan may be made from time to time by the Compensation Committee from among the subsidiary corporations of the Company, including corporations which become subsidiaries after the adoption and approval of such Section 423 Plan.

     PURCHASE OF SHARES. Pursuant to the Section 423 Plan, each eligible employee will be permitted to purchase shares of the Move.com Stock through regular payroll deductions (and/or cash payments) in an aggregate amount equal to 2% to 10% of the employee's base pay (as elected by the employee) for each payroll period.

     STOCK PURCHASE PRICE. Participating employees will be able to purchase shares of Move.com Stock with payroll deductions (and/or cash payments) at the end of an offering period at a purchase price equal to the lesser of: (i) no less than 85 percent of the fair market value of Move.com Stock on the date the performance period begins or (ii) no less than 85 percent of the fair market value of Move.com Stock on the date the performance period ends.

     NONTRANSFERABLE RIGHT TO PURCHASE. A right to purchase shares which is granted to a participant under the Section 423 Plan is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the participant's lifetime, only by the participant.

     TERM. No right to purchase shares may be granted under the Section 423 Plan with respect to any fiscal year after fiscal 2009. Rights to purchase shares which are granted before or during fiscal 2009, however, may extend beyond the end of fiscal 2009, and the provisions of the Section 423 Plan will continue to apply thereto.

     AMENDMENTS TO OR DISCONTINUANCE OF THE SECTION 423 PLAN. The Board may from time to time amend or terminate the Section 423 Plan. No such amendment or termination may adversely affect the rights of any participant without the consent of such participant. To the extent required by any law, regulation or stock exchange rule, no amendment shall be effective without the approval of stockholders entitled to vote thereon.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES OF AWARDS. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX, AND SECURITIES LAWS RESTRICTIONS, AND IS NOT INTENDED AS TAX ADVICE TO PARTICIPANTS IN THE SECTION 423 PLAN, WHO SHOULD CONSULT THEIR OWN TAX ADVISORS.

     The Section 423 Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code. Assuming such qualification, a participant will not recognize any taxable income as a result of participating in the Section 423 Plan, exercising options granted pursuant to the Section 423 Plan or receiving shares of Move.com Stock purchased pursuant to such options. A participant may, however, be required to recognize taxable income as described below.

     If a participant disposes of any share of Move.com Stock purchased pursuant to the Section 423 Plan after the later to occur of (i) two years from the grant date for the related option and (ii) one year after the exercise date for the related option (such disposition, a "Qualifying Transfer"), or if he or she dies (whenever occurring) while owning any share purchased under the
Section 423 Plan, the participant generally will recognize compensation income, for the taxable year in which such disposition or death occurs, in an amount equal to the lesser of (i) the excess of the market value of the disposed share at the time of such disposition over its purchase price, and (ii) 15% of the market value of the disposed share on the grant date for the option to which such disposed share relates. In the case of a Qualifying Transfer, (a) the basis of the disposed share will be increased by an amount equal to the amount of compensation income so recognized, and (b) the participant will recognize a capital gain or loss, as the case may be, equal to the difference between the amount realized from the disposition of the shares and the basis for such shares.

     If the participant disposes of any share other than by a Qualifying Transfer, the participant generally will recognize compensation income in an amount equal to the excess of the market value of the disposed share on the date of disposition over its purchase price. In such event, the Company will be entitled to a tax deduction equal to the amount of compensation income recognized by the participant. Otherwise, the Company will not be entitled to any tax deduction with respect to the grant or exercise of options under the
Section 423 Plan or the subsequent sale by participants of shares purchased pursuant to the Section 423 Plan. A transfer by the estate of the participant of shares purchased by the participant under the Section 423 Plan has the same federal income tax effects on the Company as a Qualifying Transfer.

                             STOCKHOLDER PROPOSALS

     Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the Year 2001 Annual Meeting if they are received by the Company on or before December 2, 2000. Any proposal should be directed to the attention of the Eric J. Bock, Senior Vice President, Legal, Cendant Corporation, 9 West 57th Street, New York, New York 10019. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) such proposal must be received by the Company on or prior to March 13, 2001 and in order for a proposal to be timely under the Company's By-Laws it must be received on or prior to March 13, 2001 but no earlier than February 12, 2001.


                                     By Order of the Board of Directors

                                     /s/ Jeanne M. Murphy
                                     -----------------------
                                     JEANNE M. MURPHY
                                     Secretary




Dated: March 28, 2000

                                                                        ANNEX A


                                   MOVE.COM
                       2000 EMPLOYEE STOCK PURCHASE PLAN


1. PURPOSE.

     The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Move.com Stock (as defined in Section 2 below). It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

2. DEFINITIONS.

     a. "Board" shall mean the Board of Directors of the Company.

     b. "Change in Capitalization" shall mean any increase, reduction, or change or exchange of shares of Move.com Stock (or such other class of common stock of the Company) for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

     c. "Change in Control of the Company" shall mean any transaction or series of transactions pursuant to or as a result of which (i) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a third party who has entered into an agreement to effect a transaction described in clause (ii), (iii) or (iv) of this paragraph (c)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a majority of the members of the Board,
(ii) beneficial ownership of 50% or more of the outstanding common stock, par value $0.01 per share (or other securities having generally the right to vote for election of the Board) of the Company shall be sold, assigned or otherwise transferred, directly or indirectly, other than pursuant to a public offering, to a third party, whether by sale or issuance of such stock or other securities or otherwise, (iii) the Company or any Subsidiary shall sell, assign or otherwise transfer, directly or indirectly, assets (including stock or other securities of Subsidiaries) having a fair market or book value or earning power of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any third party, other than the Company or as a wholly-owned Subsidiary thereof, or (iv) control of 50% or more of the business of the Company shall be sold, assigned or otherwise transferred directly or indirectly to any third party.

     d. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     e. "Committee" shall mean a committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

     f. "Company" shall mean Cendant Corporation, a Delaware corporation.

     g. "Compensation" shall mean the fixed salary or wage paid by the Company to an Employee as reported by the Company to the United States government for federal income tax purposes, including an Employee's portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding any bonus, fee, overtime pay, severance pay, expenses or other special emolument or any credit or benefit under any employee plan maintained by the Company.

     h. "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military or sick leave), provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

     i. "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     j. "Employee" shall mean any person, including an officer, who is regularly employed by the Company or one of its Designated Subsidiaries.

     k. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     l. "Exercise Date" shall mean the last business day of each Offering
Period.

     m. "Fair Market Value" per share of Move.com Stock as of a particular date shall mean (i) the closing sales price per share of Move.com Stock on the national securities exchange on which the Move.com Stock is principally traded, on such date or on the last preceding date on which there was a sale of such Move.com Stock on such exchange, or (ii) if the shares of Move.com Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

     n. "Move.com Stock" shall mean shares of a series of common stock, par value $.01 per share, of the Company, designated Move.com Common Stock.

     o. "Offering Date" shall mean January 1, April 1, July 1, and October 1, of each Plan Year, and/or such other date or dates determined by the Committee.

     p. "Offering Period" shall mean each calendar quarter of each Plan Year during the effectiveness of the Plan, commencing on each Offering Date, or such other period or periods determined by the Committee.

     q. "Parent Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the employer corporation if, at the time of granting an option, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     r. "Participant" shall mean an Employee who participates in the Plan.

     s. "Plan" shall mean this Move.com 2000 Employee Stock Purchase Plan, as amended from time to time.

     t. "Plan Year" shall mean the calendar year, and/or such other period or periods determined by the Committee.

     u. "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.


3. ELIGIBILITY.

     a. Subject to the requirements of Section 4.b. hereof, any person who is
(i) an Employee as of an Offering Date and (ii) who is regularly scheduled to work at least 20 hours per week and at least 5 months per year shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date if (iii) at the commencement of such Offering Period such person has maintained Continuous Status as an Employee for at least three months; provided, however, that the Company shall have the right to exclude from eligibility and participation any officer of the Company who is also a "highly compensated employee" within the meaning of Section 423(b)(4)(D) of the Code.

     b. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee's right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.

4. GRANT OF OPTION; PARTICIPATION.

     a. On each Offering Date the Company shall commence an offer by granting each eligible Employee an option to purchase shares of Move.com Stock, subject to the limitations set forth in Sections 3.b. and 10 hereof.

     b. Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, only by filing an agreement with the Company authorizing contributions (as set forth in Section 5 hereof). Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.

     c. The option price per share of the Move.com Stock subject to an offering shall be the lesser of: (i) 85% (or such higher percentage determined by the Committee) of the Fair Market Value of a share of Move.com Stock on the Offering Date or (ii) 85% (or such other percentage determined by the Committee) of the Fair Market Value of a share of Move.com Stock on the Exercise Date.

5. PAYROLL DEDUCTIONS.

     a. A Participant may, in accordance with rules adopted by the Committee, authorize a payroll deduction (or such other method of payment determined by the Committee) of any whole percentage from 2 percent to 10 percent of such Participant's Compensation each pay period. A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time but not more frequently than once each six months, by filing a new authorization form with the Committee. For purposes of this Plan, any reference to contributions by payroll deduction is deemed to also include any other method of contribution determined by the Committee from time to time.

     b. All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan. A Participant may not make any additional payments into such account.

6. EXERCISE OF OPTION.

     a. Unless a Participant withdraws from the Plan as provided in Section 8 hereof, such Participant's option to purchase shares will be exercised automatically on the Exercise Date, and the maximum number of shares subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions and cash dividends (credited pursuant to Section 9 hereof) in such Participant's account. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by such Participant.

     b. If applicable, any cash balance remaining in a Participant's account after the termination of an Offering Period will be carried forward to the Participant's account for the purchase of Move.com Stock during the next Offering Period unless the Participant elects to terminate participation in the Plan under Section 8 hereof. Otherwise the Participant will receive a cash payment equal to the balance of his or her account.

     c. The shares of Move.com Stock purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares.

7. DELIVERY OF MOVE.COM STOCK.

     a. As promptly as practicable after receipt by the Committee of a written request for withdrawal of Move.com Stock from any Participant, the Company shall arrange the delivery to such Participant of a stock certificate representing the shares of Move.com Stock which the Participant requests to withdraw. Subject to paragraph b. of this Section 7, withdrawals (i) may not occur prior to 90 days from the Exercise Date on which such shares of Move.com Stock were purchased (the "Restricted Period"), (ii) may be made no more frequently than once each Plan Year and (iii) may not occur prior to two (2) years from the Offering Date on which such shares of Move.com Stock were purchased (the "Holding Period"). Shares of Move.com Stock received upon stock dividends or stock splits shall be treated as having been purchased on the Exercise Date of the shares to which they relate.

     b. Notwithstanding anything in paragraph a. of this Section 7 to the contrary, Move.com Stock may be withdrawn by a Participant more than once during a Plan Year and during the Holding Period (but in no event during the Restricted Period) upon the written approval of the Committee, in its sole discretion. In addition, Move.com Stock may be withdrawn by a Participant at any time within sixty (60) days following a Change in Control of the Company. Shares of Move.com Stock purchased pursuant to reinvestment of cash dividends shall not be subject to the restriction in Section 7.a.(ii) hereof.

8. WITHDRAWAL; TERMINATION OF EMPLOYMENT.

     a. A Participant may withdraw all, but not less than all, the payroll deductions and cash dividends credited to such Participant's account (that have not been used to purchase shares of Move.com Stock) under the Plan at any time by giving written notice to the Company received prior to the Exercise Date. All such payroll deductions and cash dividends credited to such Participant's account will be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs will be automatically terminated. No further payroll deductions for the purchase of shares of Move.com Stock will be made for such Participant during such Offering Period and for a period of 6 months following the end of such Offering Period, and any additional cash dividends during the Offering Period will be distributed to the Participant.

     b. Upon termination of a Participant's Continuous Status as an Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions and cash dividends credited to such Participant's account (that have not been used to purchase shares of Move.com Stock) will be returned (and any future cash dividends will be distributed) to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Section 12 hereof, and such Participant's option will be automatically terminated.

9. DIVIDENDS AND INTEREST.

     a. Cash dividends paid on Move.com Stock held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions to purchase shares of Move.com Stock on the Exercise Date. Dividends paid in Move.com Stock or stock splits of the Move.com Stock shall be credited to the accounts of Participants. Dividends paid in property other than cash or Move.com Stock shall be distributed to Participants as soon as practicable.

     b. No interest shall accrue on or be payable with respect to the payroll deductions or credited cash dividends of a Participant in the Plan.

10. STOCK.

     a. The maximum number of shares of Move.com Stock which shall be reserved for sale under the Plan shall be 1,000,000, subject to adjustment upon Changes in Capitalization of the Company as provided in Section 16 hereof. If the total number of shares which would otherwise be subject to options granted pursuant to Section 4.a. hereof on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

     b. Shares of Move.com Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

11. ADMINISTRATION.

     The Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

12. DESIGNATION OF BENEFICIARY.

     a. A Participant may file, on forms supplied by and delivered to the Company, a written designation of a beneficiary who is to receive any shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.

     b. Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13. TRANSFERABILITY.

     Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 12 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with
Section 8 hereof.

14. USE OF FUNDS.

     All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

15. REPORTS.

     Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares of Move.com Stock purchased, the aggregate shares in the Participant's account and the remaining cash balance, if any.

16. EFFECT OF CERTAIN CHANGES.

     In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of shares of Move.com Stock which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per share of Move.com Stock covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period will terminate unless otherwise provided by the Committee.

17. AMENDMENT OR TERMINATION.

     The Board may from time to time amend or terminate the Plan. No such amendment or termination may adversely affect the rights of any Participant without the consent of such Participant. To the extent required by any law, regulation or stock exchange rule, no amendment shall be effective without the approval of stockholders entitled to vote thereon.

18. NOTICES.

     All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

19. REGULATIONS AND OTHER APPROVALS; GOVERNING LAW.

     a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

     b. The obligation of the Company to sell or deliver shares of Move.com Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

     c. The Plan is intended to comply with Rule 16b-3 under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

20. WITHHOLDING OF TAXES.

     If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

21. EFFECTIVE DATE.

     The Plan shall be effective as of the date determined by the Company subject to the approval of the Plan by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted.

                              CENDANT CORPORATION
                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached below) to ChaseMellon Shareholder Services L.L.C., in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTE INSTRUCTION BY TELEPHONE. CALL TOLL FREE 1-800-840-1208 AND FOLLOW THE SIMPLE INSTRUCTIONS. Thank you for your attention to this important matter.


                              CENDANT CORPORATION
       PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                  OF STOCKHOLDERS TO BE HELD ON MAY 25, 2000

The undersigned stockholder of Cendant Corporation ("Cendant") hereby appoints Henry R. Silverman, James E. Buckman and Eric J. Bock, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated below, all of the shares of common stock of Cendant ("Cendant Common Stock") which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, May 25, 2000, at 10:00 a.m. New York Time and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated March 28, 2000, and the accompanying Proxy Statement. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND FOR PROPOSALS 2 and 3.



(CONTINUED AND TO BE SIGNED ON REVERSE SIDE PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY USING THE ENCLOSED ENVELOPE.)                      See Reverse Side

[[X]] PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.


1. Election Of Directors.

NOMINEES: Henry R. Silverman, James E. Buckman, Stephen P. Holmes,
          Martin Edelman.

THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES.

          FOR ALL NOMINEES  [ ]  WITHHELD FOR ALL NOMINEES  [ ]

For all nominees, except vote withheld from the following:


2. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's Independent Auditors for year ending December 31, 2000.

THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR PROPOSAL 2.

          FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

3. To approve the Move.com 2000 Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR PROPOSAL 3.

          FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

I plan to attend the meeting  [ ]   I have noted an address change or comment
                                    on the reverse side of the card [ ]


                    Please sign exactly as name appears. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



                    DATED:                                               , 2000
                    -----------------------------------------------------------
                    SIGNATURE(S):


                    -----------------------------------------------------------
                    SIGNATURE IF HELD JOINTLY:

                             FOLD AND DETACH HERE

       RETURN IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING


                               ADMISSION TICKET

                              CENDANT CORPORATION

                      2000 Annual Meeting of Shareholders

                            Thursday, May 25, 2000

                                  10:00 A.M.

                       Ramada Inn and Conference Center
                               130 Route 10 West

                        East Hanover, New Jersey 07936


NON-TRANSFERABLE                                              NON-TRANSFERABLE

   SEE REVERSE SIDE FOR DIRECTIONS TO THE RAMADA INN AND CONFERENCE CENTER.